Exhibit 10.6

Allegro MicroSystems, Inc. 955 Perimeter Road
Manchester, New Hampshire 03103

January 09, 2022

PERSONAL & CONFIDENTIAL
BY EMAIL (pwalsh@Allegromicro.com)

Paul Walsh
171 Warren Street
Needham, MA 02492

RE: Consulting Agreement and General Release

Dear Paul:

This letter outlines the terms of your separation from employment with Allegro MicroSystems, Inc. (the “Company”), as of February 4, 2022 (“Separation Date”), and the terms of your ongoing consulting arrangement with the Company, as of February 5, 2022. On your Separation Date, the Company will pay all compensation due to you from the Company through your Separation Date. The Company will also reimburse you for any outstanding, reasonable business expenses that you have incurred on the Company’s behalf through your Separation Date, after the Company’s timely receipt of appropriate documentation under the Company’s business expense reimbursement policy. Health coverage will end for you and any dependents at midnight on the Separation Date. You will also receive the vested portion of any outstanding equity awards that were previously granted to you under the Company’s 2020 Omnibus Incentive Compensation Plan (“Equity Plan”), as described in more detail in Section 3(c)(1). The compensation, benefits, and equity described in this Section will be paid to you irrespective of whether you sign the Agreement, as defined below.

The remainder of this letter confirms our mutual understanding regarding the terms and conditions of your transition of employment from the Company and outlines your separation benefits, which are subject to your execution and non-revocation of this consulting agreement and general release (“Agreement”).

1.Separation Date Your employment with the Company will end on the Separation Date. You acknowledge and understand that nothing in this Agreement alters the at-will nature of your employment. You are expected to continue to comply with all Company policies and rules through your Separation Date. Any violation of such policies and rules before the Separation Date may result in your immediate termination, and in such event, you will not be eligible to receive the benefits provided in Section 3.

2.Consulting Services.

a)    Subject to and upon the terms and conditions set forth in this Agreement, you hereby agree to be available on an as-needed basis to provide guidance to the Company to support the orderly transition of your duties as Senior Vice President,

Chief Financial Officer and Treasurer of the Company to your successor in that role following the Separation Date, and to provide such other services as shall be determined and reasonably requested from time to time by the Company (the “Services”).

b)    The manner and means by which you choose to complete the Services are in your sole discretion and control. In rendering the Services under this Agreement, you shall act solely as an independent contractor, you will not be eligible for any employee benefit plans or programs maintained by the Company, and this Agreement shall not be construed to create any employee/employer relationship between you and the Company. You are not authorized as, nor shall be deemed to be an employee, agent, partner, joint venture, or representative of the Company. Neither party has the authority to bind the other or to incur any liability on behalf of the other, nor to direct the employees of the other.

c)    You agree to provide the Services from February 5, 2022 until February 4, 2023 (the “Consulting Period”).

d)    The Services provided by you hereunder may be terminated at any time by the Company if you have breached this Agreement or otherwise engaged in any misconduct that has the effect, or potential effect, of causing harm to the Company (monetarily, reputationally, or otherwise).

3.Compensation. Subject to your agreement to provide Services described herein and also provided you satisfy each of the following conditions: (A) the timely execution of this Agreement; (B) the expiration of the seven-day revocation period provided in this Agreement, without revocation by you; (C) your continued compliance with this Agreement; and (D) your continued compliance with the existing restrictive covenants between you and the Company as set forth in Paragraph 13 of the 2020 Omnibus Incentive Compensation Plan Restricted Stock Unit Agreement (“RSU Agreement”), the Company agrees to provide you with the following compensation:

a)    Consulting Payment. A single, lump-sum payment equal to the prorated portion of your annual bonus for the 2022 fiscal year under the Company’s annual bonus plan, determined by multiplying your Target Bonus on the Separation Date by a ratio equal to the number of completed days of employment in the fiscal year prior to and including the Separation Date, divided by the total number of days in such fiscal year, based on actual annual incentive plan earnout calculations to be paid at the end of the fiscal year when the awards are calculated and paid.

b)    COBRA Benefit. For the twelve-month period immediately following your Separation Date (“Subsidy Period”), provided that you are eligible for and timely elect COBRA, you will be eligible to continue health insurance benefits for you, your spouse, and any dependents (including medical, dental and vision, as applicable), at the same contribution rate as active employees, consistent with the benefit elections in place on your Separation Date (“COBRA Benefit”). Notwithstanding the foregoing, the Company’s contribution to the COBRA Benefit will cease immediately upon the earliest of: (A) the date you cease to be eligible for COBRA for any reason; (B) the date you become covered under another group health plan; or (C) the conclusion of the Subsidy Period. Consistent with the requirements of COBRA and to the extent you are still eligible for COBRA following the Subsidy Period, you will be eligible to continue COBRA benefits at the full cost of COBRA. You agree to promptly notify the Company upon the occurrence of an event described in (A) or (B) above. The COBRA health care continuation coverage period under section 4980B of the Code will run concurrently with the Coverage Period. The COBRA Benefit paid by the Company during the Subsidy Period will be treated as taxable income.

c)    Equity Grants.

i.As of the Separation Date, you have outstanding equity awards that were previously granted to you under the Equity Plan, including (i) performance- based restricted stock units (“PSUs”); and (ii) time-based restricted stock units (“RSUs”). You will receive those amounts in accordance with the terms of the specific grant agreements under the Equity Plan. Any vested RSUs and PSUs will be distributed to you in accordance with the applicable termination provisions set forth in the respective Award Agreements. All RSUs and PSUs which are unvested as of the Separation Date and do not vest pursuant to the Award Agreements will be forfeited as of the Separation Date.

ii.The Company will also grant you a one-time special RSU award (“New RSUs”) that will provide the equivalent of additional pro-rata vesting for certain RSUs and PSUs that would otherwise be forfeited. Such additional vesting will be calculated through the Consulting Period. With respect to determining the amount of the pro-rated PSUs, the value of the award shall be determined using performance equal to the greater of (i) target, or (ii) the prior quarter end performance estimate (as presented to the Compensation Committee) as of your Separation Date; provided that if no projected performance has been calculated on or prior to the Separation Date, with respect to a performance metric, the projected performance with respect to such metric shall be deemed to be at the target for such metric. The New RSUs will contain restrictive covenants consistent with the Company’s standard employee grant agreements and will vest on the Separation Date.

4.Release.

a)    In consideration for the amounts provided herein, to the fullest extent permitted by law, you waive, release, and forever discharge the Company and each of its past and current parents, subsidiaries, affiliates and each of its and their respective past and current directors, officers, trustees, employees, representatives, agents, employee benefit plans and such plans’ administrators, fiduciaries, trustees, recordkeepers, and service providers, and each of its and their respective successors and assigns, each and all of them in their personal and representative capacities (collectively, the “Releasees”) from any and all claims legally capable of being waived, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which you now have, ever have had, or may hereafter have, based on or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time until the date of execution of this Agreement, arising out of or relating in any way to your employment relationship with the Releasees or other associations with the Releasees or any termination thereof. Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right, to the extent legally capable of being waived, based on or arising under any federal, state, or local fair employment practices or equal opportunity laws, including, but not limited to, the Age Discrimination in Employment (“ADEA”), the Older Workers’ Benefits Protection Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans with Disabilities Act, the Family and Medical Leave Act of 1993; the New Hampshire Law Against Discrimination, New Hampshire Whistleblowers’ Protection Act, New Hampshire Minimum Wage Law, New Hampshire’s Protective Legislation Law, New Hampshire Unemployment Compensation Prohibition Against Discrimination Law, New Hampshire’s Uniform Trade Secrets Act, New Hampshire Safety and Health of Employees Law, Non-Compete and Non-Piracy Agreements section of the New Hampshire Protective Legislation Law, all as amended; the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Parental Leave Act, the Massachusetts Labor and Industries Act, the Massachusetts right of privacy law, the Massachusetts Wage Act (as further explained below), the Massachusetts Earned Sick Time law, the Massachusetts Minimum Fair Wage law, Massachusetts Law Prohibiting Unlawful Discrimination, Massachusetts Equal Pay Act, except for claims that cannot be waived related to inquiry or discussion of wages, Massachusetts Right to be Free from Sexual Harassment Law, Massachusetts Age Discrimination Law, Massachusetts Equal Rights for the Elderly and Disabled Law, Massachusetts False Claims Act, Massachusetts Family and Medical Leave Laws and Small Necessities Act, Massachusetts labor and industry privacy law, as well as any claim or right under your offer letter and/or employment agreement with the Company.

By signing this Agreement, you acknowledge that this waiver includes any claims against the Releasees under the Massachusetts Wage Act. These claims include, but are not limited to, claims for failure to pay earned wages, failure to pay overtime, failure to pay earned commissions, failure to timely pay wages, failure to pay accrued vacation or holiday pay, failure to furnish appropriate pay stubs, improper wage deductions, and failure to provide proper check-cashing facilities.

You also agree to waive any right to bring, maintain, or participate in a class action, collective action, or representative action against the Releasees to the fullest extent permitted by law. You agree that you may not serve as a representative of a class action, collective action, or representative action, may not participate as a member of a class action, collective action, or representative action, and may not recover any relief from a class action, collective action, or representative action. You further agree that if you are included within a class action, collective action, or representative action, you will take all steps necessary to opt-out of the action or refrain from opting in, as the case may be. You are not waiving any right to challenge the validity of this Section on any grounds that may exist in law and equity. However, the Releasees reserve the right to attempt to enforce this Agreement, including this Section in any appropriate forum.

b)    Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting: (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance or workers’ compensation benefits (other than for retaliation under workers’ compensation laws); (iii) any claim to vested benefits under the written terms of an employee benefit plan; (iv) any claim for indemnity you may have against the Company as a former officer and director of the Company; (v) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (vi) any claim or right that may arise after the execution of this Agreement; (vii) any claim or right you may have under this Agreement; or (viii) any claim that is not otherwise able to be waived under applicable law.

In addition, nothing herein shall prevent you from filing a charge or complaint with the Equal Employment Opportunity Commission or similar federal or state fair employment practices agency or interfere with your ability to participate in any investigation or proceeding conducted by such agency; provided, however, that pursuant to Section 4(a), you are waiving any right to recover monetary damages or any other form of personal relief from the Releasees to the extent any such charge, complaint, investigation or proceeding asserts a claim subject to the release in Section 4(a) above. To the extent you receive any such personal or monetary relief in connection with any such charge, complaint, investigation or proceeding, the Company will be entitled to an offset for the payment made pursuant to Section 3 of this Agreement.

5.No Additional Entitlements. You agree and represent that other than as provided for in this Agreement, you have received all entitlements due from the Releasees relating to your employment with the Company, including, but not limited to, all wages earned, all commissions and bonuses, sick pay, vacation pay, overtime pay, and any paid and unpaid personal leave for which you were eligible and entitled, and that no other entitlements are due to you other than as set forth in this Agreement. Additionally, the Company agrees not to contest any claim for unemployment benefits you may file; provided, however, that the Company may respond to any inquiry from the unemployment compensation board to the extent you make any allegations of wrongdoing by the Company.

6.Return of Property. Upon or promptly following your Separation Date, you agree to promptly return to the Company all of its property, including, but not limited to, computers, tablets, cell phones, files, documents, identification cards, access cards, credit cards, keys, equipment, software, and data, however stored, whether contained on personal devices, email accounts or other storage devices or accounts.

7.Reports to Government Entities. Nothing in this Agreement restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. You do not need the prior authorization from the Company to engage in conduct protected by this Section, and you do not need to notify the Company that you have engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

8.Non-Admission. It is understood and agreed that neither the execution of this Agreement nor the terms of this Agreement constitute an admission of liability to you by the Releasees, and such liability is expressly denied. It is further understood and agreed that no person shall use the Agreement, or the consideration paid pursuant thereto, as evidence of an admission of liability, inasmuch as such liability is expressly denied.

9.Cooperation. You agree that upon the Company’s reasonable notice to you, and a reasonable request, you will cooperate with the Company and its counsel (including, if necessary, preparation for and appearance at depositions, hearings, trials, or other proceedings) with regard to matters that relate to or arise out of matters you have knowledge about or have been involved with during your employment with the Company. If cooperation is required under this Section, you will be reimbursed for any reasonable travel expenses incurred in connection therewith. In addition, in the event you are asked to assist with or participate in any legal matter on behalf of the Company following the expiration of the term of your consulting services, the Company will compensate you for your time at an hourly rate of $500, less applicable taxes and withholdings.

10.Confidentiality of the Agreement. Except as permitted in Sections 4 and 7 of this Agreement, or if otherwise required by law, you will not disclose the terms of this Agreement, or the circumstances giving rise to this Agreement, to any person other than your attorneys, immediate family members, accountants, or financial advisors.

11.Protection of Confidential Information. Except as expressly permitted in Sections 4 and 7 of this Agreement or if otherwise required by law, you agree to you abide by your Intellectual Property and Confidentiality Agreement, and will not, at any time, directly or indirectly, disclose any trade secret, confidential or proprietary information you have learned by reason of your association with the Company (“Confidential Information”) or use any such Confidential Information to the detriment of the Company, its parents, affiliates or subsidiaries, or to the benefit of any business or enterprise that competes with the Company, its parents, affiliates or subsidiaries. You further acknowledge and agree to abide by your obligations set forth in paragraph 13 of the RSU Agreement.

12.Non-Disparagement. Except as expressly permitted in Sections 4 and 7 of this Agreement, or if otherwise required by law, you agree that you will not at any time make any written or verbal comments or statements of a defamatory or disparaging nature regarding the Releasees or their personnel or products, and you will not take any action that would cause the Releasees or their personnel or products any embarrassment or humiliation or otherwise cause or contribute to their being held in disrepute.

13.Acknowledgments. You hereby acknowledge that:

a)    The Company advises you to consult with an attorney before signing this Agreement;

b)    You have obtained independent legal advice from an attorney of your own choice with respect to this Agreement, or you have knowingly and voluntarily chosen not to do so;

c)    You freely, voluntarily and knowingly entered into this Agreement after due consideration;

d)    You have had a minimum of twenty-one days to review and consider this Agreement;

e)    If you knowingly and voluntarily choose to do so, you may accept the terms of this Agreement before the twenty-one day consideration period provided for in Section 13(d) above has expired;

f)    You agree that changes to the Company’s offer contained in this Agreement, whether material or immaterial, will not restart the twenty-one day consideration period provided for in Section 13(d) above;

g)    You have a right to revoke this Agreement by notifying Joanne Valente, Vice President and Chief Human Resources Officer, in writing, via electronic mail (jvalente@allegromicro.com), within seven days of your execution of this Agreement; and

h)    In exchange for your waivers, releases, and commitments set forth herein, including your waiver and release of all claims arising under the Age Discrimination in Employment Act, the payments, benefits, and other considerations that you are receiving pursuant to this Agreement exceed any payment, benefit, or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases, and commitments set forth herein.

14.Revocation by the Company. You agree that if you fail to execute or return the Agreement by the date indicated below, the promises and agreements made by the Company will be revoked.

15.Medicare Disclaimer. You acknowledge that you are not a Medicare Beneficiary as of the time you enter into this Agreement. To the extent that you are a Medicare Beneficiary, you agree to contact a Company Human Resources Representative for further instruction.

16.Miscellaneous.

a)    Entire Agreement. Except for the RSU Agreement and your Intellectual Property and Confidentiality Agreement, this Agreement sets forth the entire agreement between you and the Company and replaces any other oral or written agreement between you and the Company relating to the subject matter of this Agreement. In signing this Agreement, you are not relying upon any promises, inducements, or representations made by anyone at or on behalf of the Company, and you are not relying upon any such promises, inducements, or representations in entering into this Agreement other than those included in this Agreement.

b)    Governing Law. This Agreement shall be construed, performed, enforced and in all respects governed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof.

c)    Severability. Should any provision of this Agreement be held to be void or unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.

d)    Amendments. This Agreement may not be modified or amended, except upon the express written consent of both you and the Company.

e)    Breach. You acknowledge that if you breach your commitments to the Company agreed upon in Sections 3, 4, 6, 9, 10, 11, or 12 you will forfeit the compensation set forth in Section 3 and be subject to suit by the Company for damages and equityable relief relating to such breach. You further acknowledge that any breach by you of Sections 3, 4, 6, 9, 10, 11, or 12 may cause irreparable damage to the Company and that in the event of such breach the Company may have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent the violation of your obligations hereunder.

f)    Waiver. A waiver by either party hereto of a breach of any term or provision of the Agreement shall not be construed as a waiver of any subsequent breach.

g)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

h)    Taxes. You acknowledge and agree that the amounts described in Section 3 and 9 of this Agreement are subject to applicable taxes and withholdings, and that the Company has not provided you with any advice or counsel with respect to the tax consequences of such amounts. You further acknowledge and agree that you are solely responsible and shall indemnify and hold the Releasees harmless for any and all taxes (excluding the employer portion of social security and Medicare taxes), including any penalty or excise taxes, that may result from your receipt of all amounts payable and benefits to be provided to you under this Agreement, and neither the Company nor any of its parents or affiliates makes or has made any representation, warranty or guarantee of any federal, state, or local tax consequences to you of your receipt of any payment or benefit hereunder, including, but not limited to, under section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). For purposes of Section 409A, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. You acknowledge and agree that you shall not make any claim against the Releasees based on how the Company reports to the tax authorities amounts paid under this Agreement. In, addition, if the period for executing and not revoking the Agreement spans two tax years, payment will be made in the second tax year.

i)    Effective Date. This Agreement shall become immediately effective upon the expiration of the seven-day revocation period described above, provided you have not exercised your right to revoke.

If the above accurately states our agreement, including the separation and release, kindly sign below and return this Agreement to me via email (jvalente@allegromicro.com) by no later than January 31, 2022. We will sign the Agreement and return a copy to you.

Sincerely,

Allegro MicroSystems, Inc.

By:

Joanne Valente
Vice President/CHRO

Date:

1/27/2022

UNDERSTOOD, AGREED TO

AND ACCEPTED WITH THE
INTENTION TO BE LEGALLY BOUND:

By:

Paul Walsh

Date:

1/27/2022

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